EXHIBIT 10.3

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (“Agreement”) is made and entered into as of December 14, 2021 (“Effective Date”), by and between the City of Riverbank, California (“City”), and Aemetis, Inc., a Delaware corporation (“Guarantor”). City and Guarantor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A. Concurrent with this Agreement, the City and Aemetis Properties Riverbank, Inc. (“Master Developer”) are entering into that certain “Lease Disposition and Development Agreement” (“LDDA”) pursuant to which Master Developer is leasing and agreeing to lease and subsequently purchase portions of the Riverbank Industrial Complex as described in the LDDA from the City.

B. Master Developer is a 100% owned subsidiary of Guarantor.

C. The execution and delivery of this Guaranty by Guarantor is an inducement to the City entering into the LDDA.

D. Pursuant to this Agreement, Guarantor is agreeing to guaranty certain of Master Developer’s obligations to the City under the LDDA, in each case pursuant to the terms and conditions described below.

Agreement

In consideration of the mutual covenants herein, Guarantor and City agree as follows:

1. Guarantied Obligations. For purposes of this Agreement, the term “Guarantied Obligations” shall mean Master Developer’s obligation to pay the City amounts due under Sections 2.2 and 3.3, 3.4, 3.8, 3.9 and 3.12 of the LDDA.

2. Guaranty. Upon the occurrence of an Event of Default under the LDDA due to Master Developer’s failure to pay any of the Guarantied Obligations, the City may thereafter provide written notice to Master Developer and to Guarantor identifying the late payment and making demand therefore upon Master Developer. If Master Developer fails to pay within 30 days from the date of such notice to Guarantor, then Guarantor agrees that it will pay the amount due and will remain liable for such amount until fully paid.

3. Scope. Guarantor’s obligation shall be limited to amounts of the Guaranteed Obligations that have not been paid by Master Developer, shall be limited in all cases to valid amounts of the Guarantied Obligations actually owed by Master Developer to City, and Guarantor’s obligations shall be subject to all applicable defenses (other than the defense of bankruptcy or an similar insolvency proceeding) that may be available to Master Developer. Guarantor’s payment of any Guaranteed Obligation shall fully satisfy Master Developer’s obligations to the extent of the payment.

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4. General Terms

(a) Authority. The Parties represent that they have all requisite right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and have taken all necessary action to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly executed and delivered by the Parties and constitutes the legal, valid, and binding obligation of the Parties, enforceable against each other in accordance with its terms. The Person signing this Agreement on behalf of the either Party is authorized to do so.

(b) Term. This Guaranty remain in place until the earlier of (i) payment of all the Guaranteed Obligations under the LDDA, or (ii) the acquisition of the applicable RBAAP Property (as defined in the LDDA) from the City pursuant to the LDDA. Upon the occurrence of either specified event, this Guaranty shall automatically terminate without any action of any Party without any continuing obligations hereunder.

(c) No Assignment; Successors This Agreement may not be assigned without the other Party’s written consent; subject to the foregoing, this Agreement shall be binding on each Party’s successors.

(d) Entire Agreement. This written Agreement contains the entire agreement of the Parties with respect to the subject matter hereof.

(e) Amendments; Waivers. To be effective, any amendment or waiver of this Agreement must be in writing signed by both Parties.

(f) Notice. To be valid, notice provided under this Agreement shall be sent by email to all of the following addresses:

Guarantor:	Aemetis, Inc.
20400 Stevens Creek Blvd., Suite 700 Cupertino, CA 95014 Attention: President eric.mcafee@aemetis.com and todd.waltz@aemetis.com

City:	City of Riverbank 6707 3rd Street Riverbank, California 95357 Attention: City Manager sscully@riverbank.org

Notice will be effective on the date received, except notices provided on a weekend, state or federal holiday, or after 4 pm local time, will be effective on the next business day. To have legal effect, any notice required by this Agreement shall specifically reference this Agreement by title, date, and Parties, and shall also refer to the specific section of this Agreement pursuant to which notice is provided.

(g) Applicable Law. The Guarantee shall be governed by the laws of the State of California, and any dispute hereunder shall be brought exclusively in the applicable state or federal courts with jurisdiction in Stanislaus County, California.

(k) Invalid Provisions. In case any one or more of the provisions hereof or of the LDDA shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(l) Form of Signatures. Signatures to this document will be traded electronically by scan/email of a pdf copy, which shall be binding in the same manner as originals.

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Signatures

By signing below, City and Guarantor hereby agree to this Agreement as of the Effective Date:

Aemetis, Inc., a Delaware Corporation		City of Riverbank, California

By:	/s/ Eric A. McAfee	By:	/s/ Richard D. O’Brien
Name:	Eric A. McAfee	Name:	Richard D. O’Brien
Title:	Chief Executive Officer	Title:	Mayor, City of Riverbank
(Principal Executive Officer)

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